Exhibit 10(a)

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

         This Agreement (the "Agreement"), dated December.' 1, 1997, is made and entered into by and between BSD Development Partners, Ltd. (hereinafter "BSD"), 3 Rolling Hill Road, Hampton Bays, New York 11946, a partnership duly organized and existing under the laws of the State of Delaware and RDX Acquisition Corp. d/b/a RMTi, 4302 - 71 Spit Brook Road, Nashua, New Hampshire 03060 (hereinafter "RMTi"), a corporation duly organized under the laws of the State of Delaware.


                                     PURPOSE

         This Agreement sets forth the terms and conditions under which RMTi grants to BSD, its successors and assigns, certain rights and licenses in and to certain software products listed in Exhibit A (the "RMTi Products"). Included among such terms and conditions are specific assurances intended for the benefit of BSD's customers.



         WHEREAS, RMTi owns the right to market, distribute and sell the RMTi Products; and

         WHEREAS, BSD wishes to obtain a license to market, distribute and sub-license the RMTi Products; and

         WHEREAS, RMTi wishes to grant to BSD a license to market, distribute and sub-license the RMTi Products;

         NOW THEREFORE, in consideration of the mutual promises and agreement set forth herein, the parties agree as follows:

                                    Section 1

                                   DEFINITIONS

         When used in this Agreement, the capitalized terms listed below shall have the following meanings:

         1.1. Code shall mean computer programming code in both Object Code and Source Code.

                  1.1.1. Object Code shall mean the machine-readable form of the Code.

                  1.1.2. Source Code shall mean the human-readable form of the Code and related system documentation. including all comments and any procedural code such as job control language.

         1.2 Confidential Information shall mean any information, in whatever form, received by BSD from RMTi that is proprietary or confidential to BSD or RMTi, as the case may be, or which might permit BSD or RMTi, as the case may be, or any third party to obtain a competitive advantage over those who do not have access to the information, provided, however that Confidential Information shall not include information which
                  (a) is or becomes a part of the public domain through no act or omission of the party receiving such information, (b) was in lawful possession of the parry receiving such information prior to the disclosure by the other party and had not been obtained by the parry receiving such information either directly or indirectly from the other party or unlawfully from any third party, (c) is lawfully disclosed to the party receiving such information by a third party without restriction on disclosure, or (d) is independently developed by the parry receiving such information.

         1.3 Derivative Work shall mean a work which is based on one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

         1.4. Documentation shall mean user manuals and other written materials that relate to the installation and operation of the RMTi products.

         1.5. End User shall mean any person or entity to whom BSD grants a sublicense in accordance with the terms hereof to use the RMTi Products.

         1.6. End User Agreement shall mean the license or sub-license agreement between BSD and an End User governing the use of the RMTi Products.

         1.7. Insolvency Event shall mean, with respect to any person or entity, any act, event, or circumstance whereby:

                  1.7.1. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking.

                  1.7.1.1. Relief in respect of such person or entity, or of a substantial part of the property or assets of such person or entity under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law,

                  1.7.1.2. The appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such person or entity or any substantial part of the property or assets of such person or entity, or

                  1.7.1.3. The winding-up or liquidation of such person or entity, and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

         1.7.2.   Such person or entity shall:

                  1.7.2.1. Voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law,

                  1.7.2.2. Consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Part 1 above,

                  1.7.2.3. Apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such person or entity or for a substantial part of the property or assets of such person or entity,

                  1.7.2.4. File an answer admitting the material allegations of a petition filed against it in any such proceeding,

                  1.7.2.5. Make a general assignment for the benefit of creditors,

                  1.7.2.6. Become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or

                  1.7.2.7.        Take any action for the purpose of the
                                  foregoing.

         1.8. Intellectual Property shall mean the intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement, whether or not patentable, but including patents, patent applications, trade secrets, and know-how, (2) any work of authorship, whether or not copyrightable, but including copyrights and any moral rights recognized by law, and (3) any other similar rights, in each case on a worldwide basis.

         1.9. Licensed Trademarks shall mean the trademarks and service marks of RMTi that are provided to BSD for use in conjunction with this Agreement.

         1.10. Marketing Materials shall mean the advertising and marketing materials made available to BSD by RMTi.

         1.11. New Customers shall mean persons or entities that, as of the date of this Agreement, are not licensees of RMTi.

         1.12. Proper Exceptions shall mean Code and Documentation that is the subject of a grant of rights to RMTi sufficient to authorize BSD to exercise its rights and licenses in the RMTi Products without further restriction or obligation and without regard to the possibility of any voluntary or involuntary termination of the agreement under which RMTi received such grant of rights.

         1.13. RMTi Products shall mean (1) the Object Code and Documentation described in Exhibit B, and (2) all Updates that BSD is entitled to receive from time to time pursuant to Section 5.2 hereof.

         1.14. Sub Distributor shall mean an individual or entity who obtains a sublicense from BSD to market, distribute, and sub-license the RMTi Products to New Customers.

         1.15. Subsidiary shall mean a corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         1.16. Third-Party Work shall mean any Code or Documentation in which any person or entity other than RMTi or BSD owns any pertinent intellectual property rights and which either is incorporated in the RMTi Products or represents a preexisting work of which the RMTi Products is a Derivative Work.

1.17. Updates shall mean all changes or additions, including all modifications, revisions, or enhancements, to Code or Documentation that correct errors, problems, or defects, or that provide corrections, or that improve functions, add new functions, or improve performance by changes in or additions to system design or coding.

                                    Section 2

                           GRANT OF RIGHT AND LICENSES

         2.1 Scope. Subject to all of the terms and conditions of this Agreement, RMTi hereby appoints BSD, its successors and assigns, as a non-exclusive world wide distributor to license and sub-license the RMTi Products in Object Code form only and BSD hereby accepts such appointment and agrees to act in such capacity.

         2.2. No Restriction. Nothing in this Agreement shall be deemed to limit or prevent RMTi, directly or indirectly, from marketing, distributing, licensing or selling the RMTi Products anywhere throughout the world.

         2.3. Right to Grant Licenses and Sub-licenses. BSD may appoint Sub Distributors for the sub-license of the RMTi Products and authorize others (including its Subsidiaries, dealers, distributors, and agents) to license and sub-license the RMTi Products in Object Code form only, provided that each Sub-Distributor shall be bound by an agreement with BSD that
                  (i) protects the confidentiality of, and RMTi's proprietary rights in the Confidential Information to the same extent as provided herein, (ii) limits the liability of RMTi to the same extent as provided herein.

         2.4. Use of the Licensed Trademarks. A license to use the Licensed Trademarks solely in connection with the marketing, distribution, sublicensing and support of the RMTi Products in compliance with this Agreement

         2.5. Information and Documents. RMTi further grants to BSD, its successors and assigns, a worldwide, nonexclusive right and license to copy Documentation and Marketing Materials that RMTi may provide to BSD, its successors and assigns, in connection with the use of the RMTi Products.

         2.6. Third-Party Works. RMTi shall at all times assure that the RMTi Products, in executable form, is free from Third-Party Works, except for the Proper Exceptions.

         2.7. Irrevocability. Except as expressly provided herein, this Agreement and the rights and licenses granted hereunder shall not be impaired or diminished by the occurrence or continuance of any breach of any other agreement between the parties, any lack of capacity or authority, any reorganization, liquidation, dissolution, merger, or consolidation, any Insolvency, Event, or any other change of circumstances of RMTi or BSD.

                                    Section 3

                           CERTAIN OBLIGATIONS OF BSD

         3.1 Promotion of RMTi Products. BSD shall be obligated to promote the distribution and use of the RMTi Products in compliance with this Agreement and to:

                  o use commercially reasonable efforts to solicit orders for the RMTi Products .

                  o use commercially reasonable efforts to conduct demonstration of the RMTi Products at customer sites and at its own offices.

                  o maintain adequate office space, facilities, personnel and management to promote distribution and use of the RMTi Products.

                  o in all correspondence or other dealings relating to or concerned with the RMTi Products, BSD will clearly indicate that it is acting as a distributor and not as the author or developer of the RMTi Products.

         3.2 Promotion of RMTi Maintenance Services. BSD shall be obligated to promote RMTi's standard maintenance services as described in Exhibit B. BSD will be entitled to compensation based on the initial maintenance sale only.

         3.3 End User Agreement. Prior to or upon delivery of a RMTi Product to an End User, BSD shall enter into a binding End User Agreement wit the End User, which End User Agreement shall contain at a minimum the terms set forth on Exhibit C to this Agreement. BSD shall enforce all of the material terms and continuation of the End User Agreement with respect to the RMTi Products.

                                    Section 4

                             ROYALTIES AND PAYMENTS

         4.1 Royalties. In consideration of the rights and licenses granted to BSD pursuant to Section 3 hereof, BSD agrees to pay RMTi a non-refundable total license fee of $1.200,000 USD. The rights of the licenses granted to BSD from RMTi, as defined in this Agreement, will be granted when - payment is received by RMTi from BSD for each geographic region as defined below:

                  $250,000 USD      United States
                  $250,000 USD      Canada and Mexico
                  $250,000 USD      Europe
                  $250,000 USD      Asia
                  $200,000 USD      remainder of the world wide territory

                  RMTi shall deliver a complete set of the RMTi Products upon RMTi's receipt of the initial non-refundable license fee of $250,000 for the territory of the United States.

                  In addition, for each sub-license of the RMTi Products, BSD will pay RMTi 3% of the net sales revenue generated by BSD and BSD Sub Distributors as a result of the RMTi Products sales. The royalty amounts will be paid to RMTi within 30 days after the end of each calendar quarter and will include a statement certified by an officer of BSD, showing each customer of BSD who has licensed the RMTi Products during such previous calendar quarter and the amounts paid by each customer for each license. BSD may also be held responsible for additional charges associated with Updates, to the extent permitted under
                  Section 5.2 hereof.

         4.2. Records Inspection Rights. BSD shall keep and maintain, in accordance with generally accepted accounting principles, full, clear and accurate books, records and accounts in sufficient detail from which the royalties payable to RMTi pursuant to the terms of this Agreement may be readily determined. BSD shall permit an independent certified public accounting firm selected by RMTi and reasonably acceptable to BSD to examine said books, records and accounts from time to time during its regular business hours for the purpose of determining the royalties payable to RMTi hereunder. Prompt adjustment shall be made to all previous royalty payments or credits to compensate for any errors or omissions disclosed by any such examination or inspection. Any of RMTi's costs and expenses in connection with such examination shall be borne by RMTi; provided, however, that if such independent certified public accounting firm discovers an error or omission in said books, records and accounts which results in a change to the royalty payments in excess of $5,000, BSD shall pay all costs and expenses for such examination.

         4.3. Maintenance Fees. BSD customers who sublicense the RMTi Products may enter into maintenance agreements with RMTi in the form of RMTi's standard maintenance agreement, and in such event BSD shall be entitled to retain 30% of the maintenance fees charged under such agreements during the initial term of such agreements. RMTi will provide end users with the option to renew their annual or three year maintenance agreements upon expiration. BSD will be compensated for the initial term of the maintenance agreement only.

         4.4.     No Other Payments Obligation. Except as provided in Section
                  4.1 hereof, the rights and licenses granted hereunder shall be paid-up, and no further royalty, fee, charge, or payment shall be required of BSD, its Subsidiaries, or its or their distributors, dealers, or customers in respect of the grant or exercise of the rights and licenses granted hereunder. This
                  Section 4 constitutes the complete and exclusive statement of royalties, fees, charges, and payments to which RMTi shall or may be entitled with respect to all rights and licenses granted in and to the RMTi Products hereunder.

                                    Section 5

                           CERTAIN OBLIGATIONS OF RMTi

         5.1. Initial Deliveries. Simultaneously with the execution and delivery of this Agreement by the parties, and the non-refundable license fee paid by BSD to RMTi, RMTi shall deliver a complete set of the RMTi Products to BSD.

         5.2. Delivery of Updates. RMTi shall, promptly following their incorporation by RMTi in any version of the RMTi Products or their issuance to any BSD, BSD Sub Distributor, or customer of RMTi for use in combination with the RMTi Products, offer to BSD a complete set of all Updates arising from time to time. BSD may be required, as a condition to receipt of such Updates, to pay any reasonable charge associated with Updates of such a substantial nature as to command an increase in price for all customers of RMTi. Only those customers of BSD or any BSD Sub Distributor who have maintenance agreements with RMTi at that time will be entitled to receive such Updates from BSD. BSD shall reimburse RMTi for reasonable out-of-pocket costs of media, copy charges, shipping charges or supplies incurred as a result of such retrieval.

         5.3. Further Deliveries. From and after any involuntary termination of this Agreement pursuant to Section 7.2.2 hereof, BSD and its designees (including such of its Sub Distributors and customers as may be expressly afforded such right by BSD) shall at all times be entitled to at least one full set of all media and other tangible property representing or containing the RMTi Products, which shall promptly be delivered to BSD and/or such designees upon its or their request to the extent it or they at any time do not have possession of any part thereof. BSD shall reimburse RMTi for reasonable out-of-pocket costs of media, copy charges, shipping charges or supplies incurred as a result of such retrieval.

                                    Section 6

                         REPRESENTATIONS AND WARRANTIES

         RMTi makes the following representations and warranties for the benefit of BSD and its Sub Distributors and customers.

         6.1. No Conflict. RMTi represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the performance to be rendered by RMTi hereunder or the rights and licenses granted to BSD hereunder.

         6.2. Ownership and Authority. RMTi represents and warrants that (1) it is the sole owner of the RMTi Products, free from Third-Party Works, except for the Proper Exceptions; (2) RMTi has full and sufficient right to grant the rights and/or licenses granted to BSD hereunder; (3) the RMTi Products have not been published under circumstances which have caused a loss of copyright therein; and (4) when used for its intended purposes and in accordance with its specifications, the RMTi Products do not infringe any Intellectual Property rights, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending, against RMTi or (insofar as RMTi is aware) against any entity from which RMTi has obtained such rights.

         6.3. Conformity of RMTi Products. RMTi represents and warrants that the RMTi Products (1) have been or shall be prepared by RMTi (or its assignors or predecessors-in-interest) with professional diligence and skill, (2) will function on the machines and with operating systems for which it is designed, and (3) will substantially conform to the Documentation.

                                    Section 7

                                 INDEMNIFICATION

         7.1. RMTi hereby agrees to indemnify, defend and hold harmless BSD, its officers, directors, principals, employees, affiliates, and shareholders, and their successors and assigns from and against any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, costs or legal expenses (collectively the "Losses") arising out of or resulting from: (i) any breach of or (ii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing, and as more fully described below.

         7.2. If BSD receives written notice of the commencement of any legal action, suit or proceeding with respect to which RMTi is or may be obligated to provide indemnification pursuant to this Section 7, BSD shall, within thirty (30) days of the receipt of such written notice, give RMTi written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by BSD of its right to indemnity hereunder with respect to such action, suit or proceeding. Upon receipt by RMTi of a Claim Notice from BSD with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), BSD may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. RMTi shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. BSD shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of BSD unless RMTi shall not have promptly employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by RMTi. RMTi shall not satisfy or settle any Third Parry Claim for which indemnification has been sought and is available hereunder, without the prior written consent of BSD. If RMTi shall fail with reasonable promptness either to defend such Third Party Claim or to satisfy or settle the same, BSD may defend, satisfy or settle the Third Party Claim at the expense of RMTi and RMTi shall pay to BSD the amount of any such loss within ten (10) days after written demand therefore. The indemnification provisions hereunder shall survive the termination of this Agreement.

                                    Section 8

                              TERM AND TERMINATION

         8.1. Term of Agreement. This Agreement shall become effective commencing on the date first set forth above. Unless terminated hereunder, this Agreement shall remain in force through the expiration of all copyrights and other intellectual property rights in the RMTi Products.

         8.2. Termination.

                  8.2.1. This Agreement may be terminated by mutual consent of RMTi and BSD at any time.

                  8.2.2. Any other termination of this Agreement shall be wrongful and beyond the scope of this Agreement and shall in no way terminate or abate the rights and licenses granted under
                                  Section 3 hereof, which shall remain in full force and effect.

                  8.2.3. No termination, modification, or waiver of this Agreement or its provisions shall have any effect whatsoever on the rights and licenses previously granted by BSD to any Subsidiary, distributor, dealer, or customer.

                                    Section 9

                            LIMITATION OF LIABILITIES

         9.1. Exclusion of Indirect Damages, Etc. Neither parry shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default of this Agreement by the other party.

         9.2. Maximum Liability. In no event shall BSD be liable to RMTi, its successors and assigns, for damages exceeding the license fees and royalty amounts paid based on the actual scope of BSD's use of the RMTi

         Products. In no event shall RMTi be liable to BSD, it successors and assigns, for damages exceeding the license fees and royalty amounts paid.

                                   Section 10

                                     GENERAL

10.1. Notice or Payments. Any notice or payment required or permitted to be made or given by either party hereto pursuant to this Agreement will be sufficiently made or given on the date of issuance if sent by such party to the other parry by mail, telecopy, commercial courier, personal delivery, or a similar reliable delivery method, addressed as set forth below or to such other address as a party shall designate by written notice given to the other party.


In the case of BSD:

BSD


3 Rolling Hill Road
Hampton Bays, NY 11946
Attn.: Gregory Konesky, President




In the case of RMTi:

RMTi

71 Spit Brook Road Suite 302
Nashua, NH 03060
Attn.:     Karen M. Sedlar, President

         10.2. Independent Contractor. RMTi is and shall remain an independent contractor with respect to all performance rendered pursuant to this Agreement. Neither RMTi nor any of its employees shall be considered an employee or agent of BSD for any purpose.

         10.3. Compliance With Laws and Regulations. RMTi and BSD shall each, at their own expense, comply with any governmental law, statute, ordinance, administrative order, rule, or regulation relating to its duties under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

         10.4. Taxes. RMTi and BSD shall each have their own responsibility for the payment of all taxes and duties imposed by all governmental entities, as they pertain to its duties, obligations, and performance under this Agreement.

         10.5. Trademarks. BSD will identify the RMTi Products prepared by RMTi as having been developed by RMTi.

         10.6. Time of the Essence. Unless otherwise specified in this Agreement, time shall be of the essence with respect to the duties, obligations, and performance of RMTi under this Agreement.

         10.7. Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parry; and all covenants, promises, and agreements by or on behalf of RMTi or BSD that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

         10.8. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW HAMPSHIRE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH JURISDICTION.

         10.9. Amendment/Waiver. No amendment or modification of this Agreement shall be effective unless set forth in a writing executed by authorized representatives of both parties. No waiver of any provision of this Agreement shall be effective unless it is set forth in a writing which refers to the provisions so waived and the instrument in which such provision is contained and is executed by an authorized representative of the party waiving its rights. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

         10.10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

         10.11. Freedom of Action. This Agreement shall not be construed to limit BSD's right to obtain services or software programs from other sources, to prohibit or restrict BSD from independently developing or acquiring competitive materials, or to restrict BSD from making, having made, using, leasing, licensing, selling, or otherwise disposing of any products or services whatsoever.

         10.12. Third-Party Beneficiaries. It is expressly agreed that (1) the persons and entities referred to in Section 3.2 hereof, and
                  (2) the Subsidiaries, Sub Distributors, distributors, dealers, and customers referred to in Section 7.2 hereof shall constitute identified third-parry beneficiaries under this Agreement, and no termination, modification, or waiver shall be permitted in any manner adversely affecting their interests without their prior written consent.

         10.13. Entire Agreement. The provisions of this Agreement and its Attachments, by their terms, constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their respective authorized representatives.


                                    Exhibit A


                                  RMTi Products

Software shall include the below described software, including object code, documentation and all modifications or enhancements:


                                 AS/400 Programs

o     RMTi's Mail System (RMSemail)


o     RMTi's Fax System (RFSfax)


o     Extend - 400 (used for IBM Office Vision and RMSemail integration)


                                 PC DOS Programs

RFS-PC, a front end PC fax program designed for RFSfax RMS Fax, a PC program designed to operate with RMSemail

                                   Exhibit B

                           SOFTWARE LICENSE AGREEMENT

Software License Agreement between__________________________ ("Licensee") and RDX Acquisition Corp. d/b/a RMTi. #302 - 71 Spit Brook Road, Nashua NH, 03060 ("RMTi"). This agreement sets forth the terms and conditions under which RMTi licenses Licensee to use the machine readable object code described as 'Program' below and supporting documentation delivered with the Program.

LICENSE: In consideration of the license fee paid, RMTi grants to Licensee a perpetual, personal, non-transferable and non-exclusive license to use the Program on a single host computer processing unit ("CPU") at the location specified below.

WARRANTY: RMTi warrants that RMTi shall correct at its expense, any errors or defects, reported in writing within 90 days of the shipment date of the Program, which prevent the Program from performing in substantial compliance with the functional specifications of the documentation accompanying the Program. Except for the express warranty made in this paragraph, RMTi makes no other warranties, express or implied, with respect to the Program, including any implied warranty of merchantability or of fitness for a particular purpose.

AUTHORITY: RMTi warrants that it has the full power and authority to grant the rights described by this agreement and also warrants that the Program does not infringe any intellectual property of any third party. RMTi shall indemnify and hold Licensee harmless from and against any loss, cost, liability and expense arising out of any breach or claimed breach of this warranty. In the event of a claimed breach, Licensee will notify RMTi immediately.

PROPRIETARY PROPERTY: Licensee acknowledges that the Program and the supporting documentation constitute copyrighted, proprietary property and trade secrets of RM T i and will remain the property of RMTi or other parties with which RMTi has a licensing agreement. Licensee agrees not to copy the machine readable Program, except to provide sufficient backup and for no other reason, and agrees not to copy printed supporting documentation. Licensee's obligation with respect to Program shall survive any termination, expiration or assignment of this agreement.

LIMITATION OF LIABILITY: Licensee agrees that, except for RMTi's obligations described above under 'Authority'. RMTi's liability for damages under this Agreement, regardless of the form of action, is limited to the License Fee received under this Agreement. In no event will RMTi be liable for any incidental or consequential damages. even if it has been advised of the possibility of such damages.

TAXES: Licensee will pay any sales tax, use tax, personal property tax or any other taxes, however designated, resulting from this Agreement, excluding taxes based on RMTi's net income.

MISCELLANEOUS: This Agreement is the complete and exclusive statement of agreement between the parties which supersedes any and all other agreements between the parties, oral or written, relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, USA. This Agreement is effective upon execution by an authorized signatory of RMTi. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney's fees incurred.

Licensee:                                                  For RMTi
Authorized Signature:                                      By:
Printed Name:                                              Title:
Title:                             Date:                   Date:
Licensed Program Description:
Host CPU Number:                                           Host CPU Location:
RAM o (603) 888-4851               Revision I/22197        P:\FormsURMTi license
                                                           agreement o Last

                                    Exhibit C
                          PRODUCT MAINTENANCE AGREEMENT

Product Maintenance Agreement between ___________________ ("Customer") and RMTi #302 - 71 Spit Brook Road. Nashua, NH 03060 ("RMTi").

WITNESSETH: Whereas, RMTi provides maintenance and support services for the Product(s) described in Appendix A attached, hereinafter "PRODUCT", and whereas, Customer desires maintenance and support services for the PRODUCT; Now therefore, in consideration of the mutual covenants, promises and understandings herein, the parties agree as follows:

SERVICES: RMTi agrees to provide the services below for the PRODUCT.

* Repair or replacement of faulty PRODUCT or components at RMTi's option. PRODUCT must be returned to RMTi. When possible, RMTi shall ship replacement components within 24 hours of a failure.

*          Technical manual updates as released for each PRODUCT.*

* Customer use of Hot Line Telephone service for access to RMTi support staff during weekdays (statutory holidays excluded) from 8:00 a.m. to 8:00 p.m. EST.

* Program PRODUCT Release Notices and Program PRODUCT Releases on magnetic media.
* Correction of Program PRODUCT errors which cause processing errors, provided such errors can be shown to exist in Program PRODUCT code unaltered by Customer.
*        User Manual updates as required for each Program PRODUCT Release.

TERMINATION AND RENEWAL: This agreement shall be considered renewed for a further month period each anniversary date unless terminated by either RMTi or Customer by written notice, at least 30 days prior to the anniversary date. Should Customer terminate this agreement and subsequently wish to renew this maintenance agreement, a renewal fee equal to the annual maintenance fee will be payable, in advance, together with the annual maintenance fee.

TRAINING/INSTALLATION/SUPPORT EXPENSES: RMTi will be reimbursed by the Customer at current rates for Customer requested support, training and assistance not covered by this agreement. All travel costs, accommodation, meals, car rentals, telephone charges and other miscellaneous expenses incurred by RMTi, in performance of this agreement, shall be reimbursed by the Customer at cost. All reimbursements are due within 20 days of invoice.

COPYRIGHT AN'D CONFIDENTIALITY: The Customer hereby acknowledges that all PRODUCT materials provided under the terms of this agreement are copyrighted, proprietary and confidential property of RMTi or other parties. Customer hereby agrees to hold in strictest confidence all material and information provided, to refrain from disclosing any such information to a third party, to use this data or information only in the performance of this agreement and to release it only to those individuals requiring such information. Customer's obligation with respect to PRODUCT materials received from RMTi shall survive any termination, expiration or assignment of this agreement.

EFFECTIVE DATE:   This agreement shall commence on_________and shall extend for from that date.

ANNUAL MAINTENANCE FEE: Customer agrees to pay an Annual Maintenance fee of $___billed annually in advance. RMTi reserves the right to vary the annual maintenance fee after a period of 12 months from the commencement of this agreement, in accordance with it's then current rates.

                          PRODUCT MAINTENANCE AGREEMENT

LEGAL FEES AND WAIVER: In the event of a breach of any of the covenants or agreements contained herein by Customer or RMTi, the breaching party shall pay all costs and expenses including a reasonable attorney's fee which may arise or accrue from enforcing this agreement.

The Customer agrees that RMTi's liability hereunder for damages shall not exceed the maintenance fee paid for the PRODUCT and shall in no event include any incidental or consequential damages. In addition, since each customer configuration and planned method of use is unique, it is the customer's responsibility to ensure that this PRODUCT will operate satisfactorily in their environment. It is RMTi's intention to keep this PRODUCT functionally compatible with future releases of IBM hardware and software, and with external networks to which it may connect, but this cannot be guaranteed. Furthermore, if this PRODUCT interfaces with external networks where the precise content or timing of message delivery is important, it is the responsibility of the Customer to establish appropriate verification procedures.

GOVERNING LAWS: This agreement shall be interpreted according to the Laws of the State of New Hampshire. USA. It is understood and agreed by the parties hereto that if any part, term or provision of this contract is held by the courts to be illegal or in conflict with any law(s) of the state where made, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the contract did not contain the particular part, term or provision held to be invalid:

SPECIFIC EXCLUSIONS:       The following are specifically excluded from the
services covered by this agreement:

* Repair of PRODUCT or correction of problems caused as a result of tampering with the PRODUCT, caused by misuse or unintended use of the PRODUCT, or caused as a result of an act of God (including but not limited to lightning damage, flood damage or power loss).

* Any and all shipping costs associated with installation or upgrade of the PRODUCT with the specific exception of costs resulting from replacement of software or components determined, by RMTi, to be defective at time of or within a reasonable period after install.

*        Training of Customer personnel or installation of PRODUCT.

Any RMTi costs associated with correcting such problems for Customer will be billed to Customer on a time and materials basis.

THE CUSTOMER ACKNOWLEDGES THAT THEY HAVE READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE CUSTOMER AGREES THAT IT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF AGREEMENT BETWEEN THE PARTIES WHICH SUPERSEDES ALL PROPOSALS OF PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Customer:                                                  For RMTi:
Authorized Signature:                                      By: _
Printed Name:                                              Title:
Title: Date:                                               Date:

                            RMTi PRODUCT MAINTENANCE
                              AGREEMENT APPENDIX A

                                PRODUCT SCHEDULE

Program Products:

ACCEPTED AND AGREED TO:

(RMTi)

/s/ Karen M. Sedlar


By: ___________________________
Karen M. Sedlar
Title: President


ACCEPTED AND AGREED TO:
(BSD)

/s/ Gregory Konesky
By:___________________________
Gregory Konesky
Title: President

             ADDENDUM TO SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

         THIS ADDENDUM, dated May 31. 1998, is made to the Software License and Distribution Agreement dated December.31, 1997 (the "Agreement") by and between BSD Development Partners, Ltd. (hereinafter "BSD"), 3 Rolling Hill Road, Hampton Bays, NY 11946, and RDX Acquisition Corp. d/b/a RMTi, #302 71 Spit Brook Road, Nashua, NH 03060 (hereinafter "RMTi").

         WHEREAS, BSD and RMTi wish to amend and supplement the terms of the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

         1. Additional RMTi Products. Exhibit A to the Agreement sets forth the list of products of RMTi currently included in the definition of RMTi Products (the "Existing RMTi Products"). There shall be added to Exhibit A, the following products of RMTi to the extent set forth below (the "Additional RMTi Products):

                RMTi's Interactive Voice Response System (RVSvoice)

                RVS-PC, a PC DOS program designed to operate with RVSvoice

                RMX Connect: BSD is appointed a sub-distributor for RMX Connect subject to the restrictions and obligations set forth in the Software License and Distribution Agreement dated November 15, 1996 between RMTi and The Boston Software Works, Inc. ("BSW"). This appointment is subject to BSD's agreement to comply with all of the terms of such License Agreement applicable to it as a sub-distributor including without limitation the agreement to enter into a Sub-distribution Agreement in form and substance satisfactory to BSW with minimum terms set forth in Exhibit G-1 hereto. BSD's rights shall be limited to the object code only.

         2. The payments and geographic regions set forth in Section 4.1 of the ..Agreement are hereby amended as follows:

        With respect to the non-refundable license fees of $750,000 paid by BSD to RMTi to date, the following rights have been granted with respect to the following products:

        $250,000

        United States with respect to the existing RMTi Products

                       SECOND ADDENDUM TO SOFTWARE LICENSE
                           AND DISTRIBUTION AGREEMENT

         THIS SECOND ADDENDUM, dated December 29, 1998, is made to the Software License and Distribution Agreement dated December 31, 1997 (the "Agreement'") by and between BDS Development Partners, Ltd. (hereinafter "BSD"), 3 Rolling Hill Road, Hampton Bays. NY 11946, and RDX Acquisition Corp. ;d/b/a RMTi. 9302 71 Spit Brook Road, Nashua, NH 03060 (hereinafter "RMTi").

         WHEREAS, the Agreement was amended and supplemented by an Addendum dated May 31, 1998;

         WHEREAS, in consideration of the timely payment by BSD of the final nonrefundable license fee due under Section 4.1 of the Agreement, BSD and RMTi wish to further amend and supplement the terms of the Agreement as hereinafter set forth to discount the final payment by $25,000.

         NOW THERFORE, in consideration of the mutual promises and agreements set forth herein. the parties agree as follows:

         1. Section 4.1 of the Agreement is hereby amended to provide that the total nonrefundable license fee shall be $1,175,000 USD.

         2. The payments and geographic regions set forth in Section 4.1 of the Agreement are hereby amended as follows:

With respect to the non-refundable license fees of $1,000.000 paid by BSD to Riti1Ti to date, the following rights have been granted with respect to the following ~ products:

$250,000

United States with respect to the Existing RMTi Products

$250,000

Canada and Mexico with respect to the Existing RI~1Ti Products

$250,000

Europe with respect to the Existing RMTi Products

$250,000

United States and Europe with respect to the Additional RMTi Products

With respect to the additional payments of the non-refundable license fees due:

$175,000

Canada and Mexico with respect to the Additional RMTi Products


         3. Continuing Effect. Except as specifically supplemented or amended herein, the License shall continue in full force and effect, including without limitation all of the other royalty provisions of Section 4.1 of the Agreement.



                                                 BSD DEVELOPMENT PARTNERS, LTD.

                                                 BY:  /s/ Gregory Konesky
                                                      -------------------------
                                                 RDX ACQUISITION CORP.

                                                 BY:  /s/ Karen M. Sedlar
                                                      -------------------------
                                                          Karen M. Sedlar